Exhibit 10.23

Execution Version

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”), is made and entered into as of May 7, 2020 (the “Effective Date”), by and among Global Clean Energy Holdings, Inc., a Delaware corporation (“GCEH”), Alon Paramount Holdings, Inc., a Delaware corporation (“Alon Paramount”), and GCE Holdings Acquisitions, LLC, a Delaware limited liability company (the “Company”). GCEH, Alon Paramount, and the Company are from time to time referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, GCEH is the sole member and manager of the Company, pursuant to that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof (the “Operating Agreement”);

WHEREAS, GCEH currently owns all of the outstanding limited liability company interests in the Company, which are represented by 100,000 Units of the Company (the “GCEH Interest”);

WHEREAS, Alon Paramount and the Company are parties to that certain Share Purchase Agreement dated April 29, 2019 (as amended by that certain First Amendment to Share Purchase Agreement, dated September 27, 2019, that certain Second Amendment to Share Purchase Agreement, dated October 4, 2019, that certain Third Amendment to Share Purchase Agreement, dated October 11, 2019, that certain Fourth Amendment to Share Purchase Agreement, dated October 28, 2019, that certain Fifth Amendment to Share Purchase Agreement, dated March 23, 2020, and that certain Sixth Amendment to Share Purchase Agreement, dated May 4, 2020, and as may be further amended from time to time collectively, the “Share Purchase Agreement”);

WHEREAS, Alon Paramount (i) currently owns all of the outstanding limited liability company interests (the “Alon Shares”) of Bakersfield Renewable Fuels, LLC, a Delaware limited liability company formerly incorporated as Alon Bakersfield Property, Inc., a Delaware corporation (“Alon Bakersfield”), and (ii) has agreed, pursuant the terms and conditions of the Share Purchase Agreement, among other things, to sell all of the Alon Shares to the Company or a direct or indirect wholly owned subsidiary of the Company;

WHEREAS, simultaneously with the execution of this Agreement, Alon Paramount and the Company are closing on the Contemplated Transactions;

WHEREAS, as part of the consideration paid by the Company under the Share Purchase Agreement, GCEH has agreed to grant Alon Paramount the right to purchase up to 33,333 Units of the Company (the “Option Units”) currently owned by GCEH, and representing up to 33.33% of the outstanding Units (as defined in the Operating Agreement) of the Company.

NOW, THEREFORE, on the basis of the foregoing recitals, which form an integral and essential part of this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1.Grant of Call Option.

(a)Right to Purchase.  Subject to the terms and conditions of this Agreement, GCEH hereby irrevocably grants to Alon Paramount the right (the “Call Right”), but not the obligation, to purchase all or such portion of the Option Units at the Unit Purchase Price (as defined below) as Alon Paramount may designate in the Call Exercise Notice (as defined below) during the 90 day period (the “Option Exercise Period”) commencing on the date on which the Company (x) certifies in writing to Alon Paramount that the Refinery has reached Certified Operations, (y) notifies Alon Paramount in writing of the Unit Purchase Price in the event the Unit Purchase Price has been adjusted as provided for in Sections 4(c) and 4(d), and (z) provides Alon Paramount with the information required pursuant to Section 2.  “Certified Operations” means that (i) the recommissioning of the Refinery has been completed and (ii) the Refinery has commercially operated for 90 continuous days at 80% or greater of its designed/nameplate refining capacity for each of such 90 days.  Without limiting the preceding, Alon Paramount may exercise the Call Right at any time prior to the commencement of the Option Exercise Period by providing the Call Exercise Notice to GCEH.

(b)Procedures.

(i)If Alon Paramount elects to purchase the Option Units pursuant to Section 1, Alon Paramount shall deliver to GCEH on or before the last day of the Option Exercise Period a written irrevocable notice (the “Call Exercise Notice”) exercising the Call Right and specifying the number of whole Option Units that Alon Paramount elects to purchase pursuant to the Call Right (the Call Right may not be exercised for fractional Option Units).

(ii)Subject to Section 1(c) below, the closing of any sale of Option Units pursuant to this Section 1 (the “Call Right Closing”) shall take place no later than 30 days following receipt by GCEH of the Call Exercise Notice.  Alon Paramount shall give GCEH at least five days written notice of the date of closing (the “Call Right Closing Date”).

(iii)GCEH shall, at the Call Right Closing, represent and warrant to Alon Paramount in writing that (A) GCEH has full right, title and interest in and to the Option Units, (B) GCEH has all the necessary power and authority and has taken all necessary action to sell such Option Units as contemplated by this Section 1, (C) no more than 100,000 Units of the Company are outstanding and will be outstanding on the Call Right Closing Date, (D) the GCEH Interest is the sole Equity Security of the Company outstanding on the Call Right Closing Date, (E) the Option Units are free and clear of any and all Liens or other mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than those arising as a result of or under the terms of this Agreement or the Operating Agreement, and (F) there are no bankruptcy, reorganization or receivership Proceedings pending, being contemplated by or, to GCEH’s knowledge, threatened in writing against GCEH, the Company, or any Affiliate of the Company. Such representations and warranties shall survive the Call Right Closing without expiration.

(c)Consummation of Sale.  Alon Paramount shall pay the aggregate Unit Purchase Price for the Option Units that Alon Paramount elects to purchase (such aggregate amount being the “Call Purchase Price”) by wire transfer of immediately available funds on the Call Right Closing Date.

(d)Cooperation.  GCEH shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 1, including, without limitation, entering into

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agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e)Closing.  At the Call Right Closing, GCEH shall deliver to Alon Paramount a certificate or certificates representing the Option Units to be transferred and sold, against receipt of the Call Purchase Price, and Alon Paramount shall execute and deliver a joinder to the Operating Agreement pursuant to which Alon Paramount shall become a party to the Operating Agreement and become a member of the Company.

(f)Consent by the Company.  The Company hereby consents to (a) GCEH’s entry into this Agreement and the transactions contemplated hereby, (b) the transfer and sale of the Option Units by GCEH to Alon Paramount upon exercise of the Call Right pursuant to this Agreement, and (c) the admission of Alon Paramount as a member of the Company upon a valid and effective exercise of the Call Right in accordance with this Agreement.

2.Unit Purchase Price.  In the event Alon Paramount exercises the Call Right hereunder, the purchase price per unit at which GCEH shall be required to transfer and sell each Option Unit (the “Unit Purchase Price”) shall be equal to $400 (subject to adjustment as provided for in Sections 4(c) and 4(d)).

3.No Fractional Units or Scrip.  No fractional Units or scrip representing fractional Units shall be issued upon the exercise of the Call Right. The Call Right shall be rounded up to the next whole Unit in the event of any adjustments to the Company’s Units as provided for in Sections 4(c) and 4(d).

4.Covenants.  Without Alon Paramount’s prior written consent, during the term hereof (including until the Call Right Closing):

(a)Liens.  GCEH shall not create, incur, permit, assume or suffer to exist any Lien or other mortgage, deed of trust, pledge, security interest, assignment, judgment, lien or charge of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof (including the lien of an attachment, judgment or execution) on the GCEH Interest.

(b)Issuances of Equity Securities; Transfers of Equity Securities.  Except as permitted in Sections 4(c) and 4(d), the Company shall not, nor shall the Company permit any of its subsidiaries that directly or indirectly hold any outstanding Equity Securities of Alon Bakersfield or permit Alon Bakersfield to, issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, (i) any Equity Securities that are not outstanding as of the Effective Date (regardless of how designated), whether voting or nonvoting, (ii) any security of any such entity that is a combination of a debt and equity security (including any convertible security) or (iii) any option, warrant or other right to subscribe for, purchase or otherwise acquire any security of any such entity. In addition, the Company shall not permit any issuance or transfer of Equity Securities by its direct or indirect subsidiaries that directly or indirectly hold any Equity Securities of Alon Bakersfield that would or could result in a Change of Ownership. For purposes of this Section 4(b), a “Change of Ownership” shall mean that the Company ceases to own and control, of record and beneficially, directly or indirectly, the same percentage of Equity Securities

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of each of its direct and indirectly owned subsidiaries (including Alon Bakersfield) on a fully diluted basis as the Company owns as of the Effective Date.  Attached hereto as Schedule 4(b)(i) is a list of all of the Equity Securities issued and outstanding of each of the Company’s direct and indirect subsidiaries (including Alon Bakersfield) as of the Effective Date. For the avoidance of doubt, in addition to the transfer of the Option Units to Alon Paramount contemplated by this Agreement, GCEH may transfer or agree to transfer a portion of the GCEH Interest (other than the Option Units) to one or more other Persons, including 7,500 Units to Castleton Commodities International, Ltd. or one of its affiliates. Additionally, attached hereto as Schedule 4(b)(ii) is a summary that describes the senior debt and the mezzanine debt of the Company’s direct and indirect subsidiaries (including Alon Bakersfield) as of the Effective Date (collectively, the “Senior/Mezz Debt”). The Company shall not (and shall not permit any of its direct or indirect subsidiaries to) modify, exchange, expand or amend the material terms of the Senior/Mezz Debt as set forth in Schedule 4(b)(ii).

(c)Subdivisions, Combinations and Other Issuances.  Without limiting the provisions of Section 4(h), if the Company shall at any time before the expiration of the Option Exercise Period subdivide its Units, by split-up or otherwise, or combine its Units, or issue additional Units as a dividend, the number of Units issuable on the exercise of the Call Right shall forthwith be proportionately increased in the case of a subdivision or unit dividend, or proportionately decreased in the case of a combination.  Appropriate adjustments shall also be made to the Unit Purchase Price payable per Unit, but the Call Purchase Price payable for the total percentage of outstanding Units purchasable under the Call Right (as adjusted) shall remain the same.  Any adjustment under this Section 4(c) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(d)Reclassification, Reorganization and Consolidation.  Without limiting the provisions of Section 4(h), in case of any reclassification, capital reorganization, or change in the Equity Securities (including because of a change of control) of the Company (other than as a result of a subdivision, combination, or unit dividend provided for in Section 4(c) above), then the Company shall make appropriate provision so that Alon Paramount shall have the right at any time before the expiration of the Option Exercise Period to purchase, at a total price equal to that payable upon the exercise of the Call Right, the kind and amount of Units and other securities and property receivable in connection with such reclassification, reorganization, or change by Alon Paramount of the same number of Units as were purchasable by Alon Paramount immediately before such reclassification, reorganization, or change. In any such case appropriate provisions shall be made with respect to the rights and interest of Alon Paramount so that the provisions hereof shall thereafter be applicable with respect to any Units or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per Unit payable hereunder, provided the aggregate Call Purchase Price shall remain the same.

(e)Notice of Adjustment.  When any adjustment is required to be made in the number or kind of Units purchasable upon exercise of the Call Right or in the Unit Purchase Price, the Company shall promptly notify Alon Paramount of such event and of the number of Units or other securities or property thereafter purchasable upon exercise of the Call Right.

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(f)Notice of Proceedings.  Promptly after the commencement thereof, the Company shall notify Alon Paramount in writing of any Proceeding pending or threatened in writing against the Company or any of its subsidiaries. Additionally, GCEH shall provide Alon Paramount at least 10 days advance written notice of any bankruptcy, reorganization or receivership Proceedings to be commenced by GCEH, the Company, or any Affiliate of the Company.

(g)Taxes.  The Company and GCEH shall duly and timely make payment or deposit of all federal, state and local taxes, assessments or contributions required of the Company, as applicable, except for such taxes, assessments or contributions being contested in good faith in appropriate proceedings.

(h)Operating Agreement.  Neither GCEH nor the Company shall modify, amend, replace, or make any changes to the Operating Agreement or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, or sale of the Company. Attached hereto as Exhibit A is a true, correct, and complete copy of the Operating Agreement, in effect as of the Effective Date.

(i)Existence; Compliance with Law.  The Company shall: (A) preserve and maintain its existence and good standing in the state of its organization; (B) qualify and remain qualified as a foreign business entity in every jurisdiction where the failure to be so qualified would reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole; (C) comply with the provisions of the Operating Agreement.  GCEH and the Company will comply with the requirements of all rules, regulations, orders of any Governmental Authorities having authority or jurisdiction over it.

(j)Information Rights.

(i)Accuracy.  The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with U.S.  generally accepted accounting principles consistently applied (except as noted therein) and will set aside on its books all such proper accruals and reserves as required under GAAP consistently applied.

(ii)Financial Information.  During the term of this Agreement the Company will furnish to Alon Paramount (A) within 90 days following the end of each fiscal year, annual unaudited consolidated financial statements for each fiscal year of the Company and its subsidiaries, including an unaudited consolidated balance sheet as of the end of such fiscal year, an unaudited consolidated income statement, and an unaudited consolidated statement of cash flows, all prepared in accordance with GAAP; and (B) within 45 days following the end of each fiscal quarter, quarterly unaudited consolidated financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited consolidated balance sheet as of the end of such fiscal quarter, an unaudited consolidated income statement, and an unaudited consolidated statement of cash flows, all prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments.  If the Company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

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(iii)Status Reports/Site Visits.  During the term of this Agreement the Company will (A) furnish to Alon Paramount quarterly summary reports on the status of the recommissioning of the Refinery and (B) permit Alon Paramount and its representatives access to the Refinery on a quarterly basis during normal working hours to visit the site and discuss with appropriate personnel the recommissioning of the Refinery; provided, however, that the Company shall not be obligated pursuant to this Section 4(j)(iii) to provide access to any information or facilities that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company). Alon Paramount shall provide the Company with at least 10 days advance notice of such site visits and such site visits shall not interfere with the recommissioning activities occurring at the Refinery.

(k)Further Assurances.  GCEH and the Company shall execute and deliver, or cause to be executed and delivered, upon the request of Alon Paramount, such additional documents, instruments, and agreements as Alon Paramount may reasonably determine to be necessary or advisable to carry out the provisions of this Agreement.

(l)Adequate Assurance of Performance.  If, following the granting of relief under 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) to a Party as debtor thereunder, this Agreement should be held to be an executory contract under the Bankruptcy Code, then the other Parties shall be entitled to a determination by debtor or any trustee for debtor within 90 days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this Agreement in its entirety.  In the event of an assumption, the Party seeking determination shall be entitled to adequate assurances as to the future performance of debtor’s obligation hereunder and the protection of the interest of the non-debtor Parties.

5.Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5).

If to Alon Paramount:	Alon Paramount Holdings, Inc. c/o Delek US Holdings, Inc. 7102 Commerce Way Brentwood, Tennessee 37027 Attention: General Counsel Fax: (615) 334-8562 Email: legalnotices@delekus.com

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If to GCEH or the Company:	Global Clean Energy Holdings Inc. 2790 Skypark Drive, Suite 105 Torrance, CA 90505 Attention: Richard Palmer Fax: (310) 929-1139 Email: rpalmer@gceholdings.com

6.Entire Agreement.  This Agreement and the Share Purchase Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

7.Successor and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  Alon Paramount shall have the right to assign or transfer this Agreement and its rights hereunder to an Affiliate of Alon Paramount, and such assignee, transferee or recipient shall have, to the extent of such assignment, or transfer, the same rights, benefits and obligations of Alon Paramount.  Except as set forth herein, neither this Agreement nor any of the rights of the Parties may otherwise be transferred or assigned by any Party.  Any attempted transfer or assignment in violation of this Section 7 shall be void.

8.No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9.Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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12.Incorporation of Share Purchase Agreement Provisions. Sections 10.8, 10.9, 10.10, 11.14, and 11.15 of the Share Purchase Agreement shall be incorporated into and apply mutatis mutandis to this Agreement.

13.Definitions.  All capitalized terms used and not defined in this Agreement shall have the meanings ascribed thereto in the Share Purchase Agreement unless expressly provided otherwise in this Agreement, and all rules as to interpretation and usage set forth in the Share Purchase Agreement shall apply hereto.

14.Term of Agreement.  This Agreement shall terminate or expire upon the earlier of the Call Right Closing or the expiration of the Option Exercise Period in the event that Alon Paramount fails to provide a Call Exercise Notice prior to the expiration of the Option Exercise Period.

15.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16.No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Call Option Agreement on the date first written above.

ALON PARAMOUNT HOLDINGS, INC.

By:	/s/ FREDEREC GREEN
Name:	Frederec Green
Title:	EVP

By:	/s/ MARK PAGE
Name:	Mark Page
Title:	EVP

[Signature Page to Call Option Agreement]

GLOBAL CLEAN ENERGY HOLDINGS, INC.

By:	/s/ RICHARD PALMER
Name:	Richard Palmer
Title:	President and CEO

GCE HOLDINGS ACQUISITIONS, LLC

By:	/s/ RICHARD PALMER
Name:	Richard Palmer
Title:	President

[Signature Page to Call Option Agreement]

Exhibit A

Operating Agreement

[see attached]

Exhibit A to Call Option Agreement

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Schedule 4(b)(i)

Ownership Equity Securities in Subsidiaries

GCE Holdings Acquisitions, LLC. (the “Company”):  100% of the limited liability company interests are owned by Global Clean Energy Holdings, Inc.

(i)BKRF HCP, LLC, a Delaware limited liability company (“Holdco Pledgor”):  100% of the limited liability company interests are owned by the Company;

(ii)BKRF HCB, LLC, a Delaware limited liability company (“Holdco Borrower”):  (a) 100% of the Class A limited liability company interests are owned by Holdco Pledgor; (b) 100% of the Class B limited liability company interests are owned by the senior lenders under that certain Credit Agreement, dated as of May 4, 2020 among the lenders, Opco Pledgor, Opco Borrower, and Orion Energy Partners Investment Agent, LLC, as administrative agent; and (c) 100% of the Class C limited liability company interests, when issued, will be owned by the mezzanine lenders under that certain Credit Agreement, dated as of May 4, 2020 among the lenders, Holdco Pledgor, Holdco Borrower, and Orion Energy Partners Investment Agent, LLC, as administrative agent;

(iii)BKRF OCP, LLC, a Delaware limited liability company (“Opco Pledgor”): 100% of the limited liability company interests are owned by Holdco Borrower;

(iv)BKRF OCB, LLC, a Delaware limited liability company (“Opco Borrower”): 100% of the limited liability company interests are owned by Holdco Pledgor; and

(v)Bakersfield Renewable Fuels, LLC, f/k/a Alon Bakersfield Property, Inc.: 100% of the limited liability company interests are owned by Opco Borrower.

Schedule 4(b)(i) to Call Option Agreement

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Schedule 4(b)(ii)

Senior/Mezz Debt

Financial Terms.

Senior Debt
Debt	The Borrower will incur up to $300.0MM of senior secured indebtedness under a construction and term loan facility (the “Senior Debt”).
Interest Rate:	All amounts outstanding under the Senior Debt will bear interest at a fixed rate per annum of 12.50%, to be payable quarterly in cash at the end of such quarter.
Term:	6.5 years after the closing date.
Financial Covenants	None.
Senior Upside Sharing:

As additional compensation for providing the Senior Debt, the Senior Lenders will be entitled to a Senior Upside Sharing.

During the period beginning on the effective date of the term loan facility and ending on the later of (a) the date that is 5 years after the commercial operations date of the project and (b) the date on which the Senior Lenders receive 2.0x Multiple of Invested Capital (“MOIC”), all available free cash flow shall be distributed on a quarterly basis in the following order:

•First, 75.0% to Mezzanine Borrower and Common Equity, and 25.0% to Senior Lenders until Senior Lenders receives 2.0x MOIC on a cumulative basis, or a total of $600.0MM, inclusive of principal and interest, and

•Thereafter, 95.0% to Mezzanine Borrower and Common Equity, and 5.0% to Senior Lender.

Mezzanine Debt
Mezz Debt	Up to $65.0MM of secured Mezz Debt shall be made available to the Borrower by the Mezzanine Lenders.
Interest Rate	All amounts outstanding under the Mezz Debt will bear interest at a fixed rate per annum of 15.0%, to be payable quarterly in cash at the end of such quarter.
Maturity	7.5 years after the closing date.
Financial Covenants	None.

Schedule 4(b)(ii) to Call Option Agreement

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Mezz Upside Sharing

All distributions after the Senior Debt payments will be paid to the Mezz Lenders pursuant to customary excess cashflow sweep mechanics until the principal plus interest have been repaid, unless the Mezz Lenders elect to by-pass such cashflow sweep mechanics and instead push the excess cash through the distribution waterfall below.  After repayment of the Mezz Debt principal plus interest in full or the Mezz Lenders elect to by-pass the excess cashflow sweep mechanics, any further distributions will be made in the following order and priority:

•       First, 80.0% to the Mezzanine Lenders and 20.0% to the Common Equity until the Mezzanine Lenders have received cumulative distributions (including interest and principal payments) equal to a 2.0x MOIC;

•       Second, 65.0% to the Mezzanine Lenders and 35.0% to the Common Equity until the Mezzanine Lenders have received cumulative distributions equal to a 3.0x MOIC;

•       Third, 50.0% to the Mezzanine Lenders and 50.0% to the Common Equity until the Mezzanine Lenders have received cumulative distributions equal to a 4.0x MOIC;

•       Fourth, 30.0% to the Mezzanine Lenders and 70.0% to the Common Equity until the Mezzanine Lenders have received cumulative distributions equal to a 99.00x MOIC; and

•       Thereafter, 100.0% percent to the Common Equity.

Other Terms.

Overview. It is anticipated that the limited liability company agreement of the mezz debt borrower (currently, BKRF HCB, LLC) will contain some or all of the following provisions:

1.No Board seats; however, each group of affiliated Class B members and each group of affiliated Class C members will have Board observer rights – no voting rights.

2.None of the loans will be convertible into equity.

3.The Senior Lenders and Mezz Lenders, as holders of  limited liability company units, may be given the right to approve the following actions taken by BKRF HCB, LLC:

(a)any affiliate transactions on non-arm’s length terms;

(b)any issuance of equity securities of the BKRF HCB, LLC or any of its subsidiaries senior to, or pari passu with the Mezz Lenders Units or Senior Lenders Units, as applicable;

(c) any change in the form of entity, jurisdiction or tax treatment of BKRF HCB, LLC or any of its subsidiaries;

Schedule 4(b)(ii) to Call Option Agreement

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(d) any significant tax decision;

(e) any reclassification, recapitalization, reorganization or other transaction that would adversely affect the rights of the Senior Lenders or Mezz Lenders with respect to their respective Units; or

(f) any public offering of equity interests of the BKRF HCB, LLC or any of its subsidiaries.

Schedule 4(b)(ii) to Call Option Agreement

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